Exhibit 10.5(a)(1)

AMENDMENT TO THE
BRIGGS & STRATTON CORPORATION
2014 OMNIBUS INCENTIVE PLAN

(Effective as of August 16, 2017)

Section 4.2(b) is amended to read as follows:

Any Shares that are withheld by the Company or tendered (by either actual delivery or attestation) by a Participant (i) to pay the Option Price of an Option granted under the Plan or (ii) for the Participant's tax withholding payments in respect of an Award granted under the Plan or Existing Plan, shall not become available again for grant under this Plan.

Section 22.2(b) is amended to read as follows:

Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder that is payable in Shares (collectively referred to as “Share Payment”), the Participant may, subject to such rules and regulations as the Committee may adopt from time to time, elect to have the Company hold back from the Share Payment a number of Shares designated by the Participant, the Fair Market Value of which will be applied to the Participant's tax withholding payments in respect of such Award; provided that the Shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Participant’s applicable jurisdictions.